Exhibit 10.1

Axcelis Technologies, Inc.
108 Cherry Hill Drive
Beverly, MA  10915

October 26, 2005

[Executive Officer]
c/o Axcelis Technologies, Inc.
108 Cherry Hill Drive
Beverly, MA  01915

Dear [          ]:

This letter agreement (this “Agreement”) is being entered into by and between you and Axcelis Technologies, Inc. (the “Company”), a Delaware corporation, in connection with certain stock options granted to you pursuant to the Company’s 2000 Stock Plan that are “Underwater Options”, as defined below.

1.     Background.   On October 24, 2005, the Compensation Committee of the Board of Directors of the Company determined to fully accelerate the vesting of each otherwise unvested stock option held by an option holder employed by the Company as of December 15, 2005 if such option had an exercise price that is greater than or equal to $10.00 (each an “Underwater Option”).

In the case of Underwater Options held by any employee who is an executive officer of the Company under the U.S. securities laws (“an executive officer”), the Compensation Committee conditioned such acceleration of vesting on a requirement that the executive officer execute an agreement pursuant to which he or she agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated (other than shares required to cover the exercise price and satisfy withholding taxes) until the earliest of :

a)     the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms;

b)    such executive officer’s last day of employment; or

c)     the occurrence of a “change of control” as defined in the Change of Control Agreement between the Company and such executive officer to the extent such option would accelerate under such an agreement.

Such earliest date shall be referred to herein as the “Release Date.”  This Agreement is presented for your signature in order to satisfy such condition.

2.     Lock-up Agreement.   In consideration of the acceleration of the vesting of your Underwater Options, you agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of your accelerated

Underwater Options (other than shares required to cover the exercise price and satisfy withholding taxes) until the Release Date applicable to such shares.

3.     Counterparts.      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

AXCELIS TECHNOLOGIES, INC.

By:
Title:

I acknowledge receipt and agree with the foregoing terms and conditions.

Name: [ ]